Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Preliminary Prospectus Supplement dated November 18, 2013

Registration No. 333-192178

November 18, 2013

Pricing Term Sheet

T-MOBILE USA, INC.

$2,000,000,000

$1,000,000,000 6.125% Senior Notes due 2022
$1,000,000,000 6.500% Senior Notes due 2024

Pricing Supplement, dated November 18, 2013, to Preliminary Prospectus Supplement, dated November 18, 2013, of T-Mobile USA, Inc. This Pricing Supplement is qualified in its entirety by reference to the Preliminary Prospectus Supplement. The information in this Pricing Supplement supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement only to the extent it is inconsistent with the information in the Preliminary Prospectus Supplement. Capitalized terms used in this Pricing Supplement but not defined herein have the meanings given them in the Preliminary Prospectus Supplement.

Terms Applicable to 6.125% Senior Notes due 2022

Issuer	T-Mobile USA, Inc.

Title of Security	6.125% Senior Notes due 2022 (the “6.125% senior notes”)

Aggregate Principal Amount	$1,000,000,000

Maturity	January 15, 2022

Coupon	6.125%

Public Offering Price	100.000% of principal amount, plus accrued interest from November 21, 2013

Yield to Maturity	6.125%

Spread to Treasury	+ 379 bps

Benchmark	UST 2.00% due February 15, 2022

Gross Proceeds Before Expenses	$1,000,000,000

Net Proceeds Before Expenses	$998,750,000

Optional Redemption:
	On or after the following dates at the following redemption prices plus accrued and unpaid interest, if any, to, but not including the date of, the redemption date:

	Year	Percentage

	January 15, 2018	103.063%
	January 15, 2019	101.531%
	January 15, 2020 and thereafter	100.000%

Make-whole call	Prior to January 15, 2018 at a discount rate of Treasury plus 50 bps

Optional redemption with equity proceeds	At any time prior to January 15, 2017, up to 35% of the 6.125% senior notes outstanding may be redeemed at 106.125% plus accrued and unpaid interest, if any, to, but not including, the redemption date.

Change of Control Triggering Event	101%, plus accrued and unpaid interest, if any to, but not including, the date of payment.

CUSIP/ISIN Numbers	CUSIP: 87264A AH8 ISIN: US87264AAH86

Terms Applicable to 6.500% Senior Notes due 2024

Issuer	T-Mobile USA, Inc.

Title of Security	6.500% Senior Notes due 2024 (the “6.500% senior notes”)

Aggregate Principal Amount	$1,000,000,000

Maturity	January 15, 2024

Coupon	6.500%

Public Offering Price	100.000% of principal amount, plus accrued interest from November 21, 2013

Yield to Maturity	6.500%

Spread to Treasury	+ 383 bps

Benchmark	UST 2.75% due November 15, 2023

Gross Proceeds before Expenses	$1,000,000,000

Net Proceeds Before Expenses	$998,750,000

Optional Redemption:
	On or after the following dates at the following redemption prices plus accrued and unpaid interest, if any, to, but not including the date of, the redemption date:

	Year	Percentage

	January 15, 2019	103.250%
	January 15, 2020	102.167%
	January 15, 2021	101.083%
	January 15, 2022 and thereafter	100.000%

Make-whole call	Prior to January 15, 2019 at a discount rate of Treasury plus 50 bps

Optional redemption with equity proceeds	At any time prior to January 15, 2017, up to 35% of the 6.500% senior notes outstanding may be redeemed at 106.500% plus accrued and unpaid interest, if any, to, but not including, the redemption date.

Change of Control Triggering Event	101%, plus accrued and unpaid interest, if any to, but not including, the date of payment.

CUSIP/ISIN Numbers	CUSIP: 87264A AJ4 ISIN: US87264AAJ43

Terms Applicable to All Notes

Interest Payment Dates	January 15 and July 15. The first interest payment date will be July 15, 2014

Use of Proceeds	General corporate purposes, including capital investments and acquisition of additional spectrum.

Trade Date	November 18, 2014

Settlement Date	T+3 (November 21, 2013)

Denominations	$2,000 and integral multiples of $1,000

Form of Offering	SEC Registered (Registration No. 333-192178)

Joint Book-Running Managers	J.P. Morgan Securities LLC Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. Citigroup Global Markets Inc. Goldman, Sachs & Co. RBC Capital Markets, LLC RBS Securities Inc.

The Issuer has filed a registration statement (Registration No. 333-192178) (including a Preliminary Prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the Preliminary Prospectus in that registration statement, the related Preliminary Prospectus Supplement and other documents the issuer has filed with the SEC, including those incorporated by reference into the Preliminary Prospectus and Preliminary Prospectus Supplement, for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, the underwriter or any dealer participating in the offering will arrange to send you the Preliminary Prospectus and related Preliminary Prospectus Supplement if you request it by contacting J.P. Morgan Securities LLC at Attention: Syndicate Desk, at 383 Madison Avenue, 3rd Floor, New York, New York 10179, or by telephone at (800) 245-8812.

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